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                                                                                                                  Exhibit 12.01
                                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               FISCAL YEAR ENDED DECEMBER 2000, 1999, 1998, 1997 AND 1996
                                                          AND TWELVE MONTHS ENDED JUNE 30, 2001
                                                                     (Dollars in Thousands)

                                                 Twelve Months
                                                     Ended    Fiscal Year Ended
                                                    June 30,     December 31,               Fiscal Year Ended September 30,
                                                    --------     ------------
                                                                                   ------------------------------------------------

                                                  2001           2000             1999        1998         1997         1996
                                                  ----           ----             ----        ----         ----         ----

    Fixed Charges as defined:
       Interest expense                          $21,505       $20,457            $18,299   $18,185      $17,433      $14,841
       Amortization of debt premium, discount
          and expense, net                           237           175                353       162          163         152
       Interest component on rentals                 245            98                           92           94         112
                                                                                       77
------------------------------------------------------------------------------ ----------------------------------------------------
------------------------------------------------------------------------------ ----------------------------------------------------

   Total Fixed Charges (A)                      $21,987        $20,730            $18,729    $18,439      $17,690      $15,105
============================================================================== ====================================================

   Earnings as defined:
       Pretax income from continuing             $46,377        $40,829           $41,961    $41,092      $43,150      $39,598
operations
       Total fixed charges above                  21,987         20,730            18,729     18,439       17,690       15,105
       Distributions from equity investee          8,586          2,669                 -          -            -            -

------------------------------------------------------------------------------ ----------------------------------------------------
------------------------------------------------------------------------------ ----------------------------------------------------

    Total Earnings (B)                           $76,950        $64,228            $60,690   $59,531      $60,840      $54,703
============================================================================== ====================================================
============================================================================== ====================================================

   Ratio of Earnings to Fixed Charges (B/A)         3.50           3.10              3.24       3.23          3.44         3.62
============================================================================== ====================================================
============================================================================== ====================================================


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